Exhibit 99.3

Project Wind Investor Call Script – March 29, 2021

Operator – [Introductions]

BRIAN SHIPMAN

INTRO

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Thank you, Operator, and hello, everyone. Before we begin, I would like to point out that the slides referred to on today’s call can be found on the Investor Relations section of our website at hmhco.com.

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Before we begin, I encourage you to review the cautionary statement on Slide 2 which explains the risks of forward-looking statements and use of non-GAAP financial measures in the slide presentation and on today's call. Please refer to our most recent SEC filings, including today’s 8-K, for information about these risks. We disclaim any obligation to update our forward-looking statements.

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Today, Jack Lynch, Houghton Mifflin Harcourt’s President and Chief Executive Officer; and Joe Abbott, HMH's Chief Financial Officer, will provide a brief overview of the strategic rationale and financial impact from today’s announcement regarding our divestiture of our HMH Books & Media business to HarperCollins, a division of News Corp.

•	With that, I'll now turn the call over to Jack.

Jack Lynch, President and ceO:

SLIDE 3

•	Thank you Brian, and thank you everyone for joining us to discuss today’s announcement.
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As you’ve likely read in the press release we issued today, HMH has announced a definitive agreement to divest HMH Books & Media – our consumer publishing business – to HarperCollins, a division of News Corp for $349 million in cash.

•	We expect to close the transaction in the second quarter, following HSR review.
•	This divestiture signifies an important step for our Company – one that will establish HMH as a pure-play K-12 learning technology company.
•	Importantly, the divestiture enables HMH to focus singularly on K–12 education and accelerate growth momentum in digital sales, annual recurring revenue and free cash flow.
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We expect to use the net proceeds from the divestiture to further enhance our already strong financial position, by paying down a significant portion of debt. This will further align our capital structure with our Digital First, Connected Strategy.

SLIDE 4

•	We introduced this strategy to you – Digital First, Connected – and our roadmap to achieving it on our last earnings call.
•	This strategy has three pillars:
o	First, bringing about a mix shift in our business from print to digital.
o	Second, generating more SaaS or recurring billings, stemming from our focus on customer success.
o	Third, as we deliver more of our product digitally, we’ll not only be more responsive to our customers, but support them more efficiently.
•	Divesting HMH Books & Media affords us even greater capacity to execute this strategy and enhance the value we provide to customers and create for shareholders.

SLIDE 5

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To provide you a bit more detail on the divestiture, you will recall that HMH Books & Media is focused on consumer publishing, including print and multi-channel delivery of leading general interest and young readers titles.

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It’s a business we have grown and invested in over many years. And while it has performed well under our ownership, it is outside the core strategy I just discussed, and we believe now is the right time to divest it.

•	So, we’re pleased to have found a new owner – HarperCollins – who will continue this legacy and fuel continued growth for the benefit of our talented consumer publishing colleagues and authors.
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As part of the transaction, HMH Books & Media employees will join HarperCollins, a division of News Corp. In addition, HMH will reduce its physical footprint by exiting one of its distribution facilities, which will go with the sale.

•	With that, I will turn the call over to Joe, who will provide you a brief update on the financial impact of the divestiture.

JOE ABBOTT, CHIEF FINANCIAL OFFICER:

SLIDE 6

•	Thanks Jack.
•	HMH Books & Media generated billings of approximately $192 million in 2020, and we expect approximately $337 million in net proceeds from this divestiture, after transaction fees and expenses.
•	We expect our net operating loss carryforwards to fully offset any taxable gains from the sale.

•	As Jack mentioned, we intend to use the net proceeds to pay down debt, further aligning HMH’s capital structure with our Digital First, Connected strategy.
•	By our first quarter earnings call, we will adjust our historical and year-to-date results to treat HMH Books & Media as a discontinued operation.
•	We expect the transaction to close in the second quarter.

SLIDE 7

•	Today, we are also updating our 2021 financial guidance to reflect the impact of the divestiture.
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We now expect billings for the full-year to be between $905 million and $955 million, compared to our prior outlook of $1.1 billion to $1.15 billion, which reflects the sale of HMH Books & Media. This change only reflects the sale of HMH Books & Media, as there is no change to our Education outlook from our previously issued guidance.

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We continue to anticipate our unlevered free cash flow margin to be in a range of 9 to 11%. As a reminder, this represents 3 to 5 points of margin expansion compared to 2020, and as our business grows through our Digital First, Connected Strategy, we expect our margins to expand along with that growth.

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In terms of our breakeven billings, on a full-year run-rate basis, giving pro forma effect to the sale transaction and anticipated debt paydown as if it had occurred on January 1st, we estimate our break-even billings range is significantly lower at $845 to $855 million.

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We view breakeven billings as an important benchmark for monitoring the free cash flow generation potential of the business as we grow billings and improve our cost structure as our billings become increasingly digital.  Accordingly, we also estimate that incremental billings above these breakeven levels flow through to free cash flow at a rate of approximately 65%.

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In summary, this transaction is an exciting step forward for our Company in becoming the preeminent K-12 learning technology pure play.  The net proceeds will allow us to significantly reduce our debt and create capacity to execute our Digital First, Connected strategy.

•	We will now turn the call back over to the operator to open up the line for questions. Operator?

AFTER Q&A back to Jack for signing off.

Jack: Thank you everyone for listening to today’s call. We look forward to updating you on our Q1 call in early May. Have a great day.

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